Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Reports Fourth Quarter 2017 Financial Results, Provides Guidance for 2018

- Revenue for 2017 increased by 35% to $141.2 million (36% at constant currency) -

- GAAP EPS for 2017 more than doubled to $0.72, including a positive $0.24 impact of U.S. tax reform -

- Spectrum outperforms on revenue guidance for first 5 months of ownership -

WALTHAM, MA – February 22, 2018 – Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today reported financial results for its fourth quarter and year ended December 31, 2017. Provided in this press release are financial highlights for these periods, our financial guidance for the year 2018 and access information for today’s webcast and conference call.

Tony J. Hunt, President and Chief Executive Officer said, “Overall, 2017 was another outstanding year for the company; we delivered above-industry average organic revenue growth of 9%, driven by 19% organic growth for our direct-to-customer products in filtration and chromatography. Through the year, we invested in our operations, we significantly expanded our filtration product portfolio through the acquisition of Spectrum, and we increased our commercial presence around the globe. Our direct sales jumped to over 60% of total revenue in 2017 and we expect direct sales to reach over 70% of total revenue in 2018. We finished the year strong, with an outstanding quarter in terms of revenue growth, order demand and margin expansion. Our bioprocessing diversification and technology leadership strategy has truly taken hold and we are enthusiastic about the opportunities we see to continue building value for our customers and shareholders.”

Fourth Quarter 2017 Snapshot

•	Total revenue increased by 63% year-over-year, to $41.6 million

•	Spectrum product sales contributed $11.8 million, a pro forma increase of 19% year-over-year

•	GAAP gross margin was 54% and adjusted gross margin expanded by 380 bps to 57.1%

•	GAAP fully-diluted EPS increased 88% to $0.27, including the positive $0.22 impact of tax reform, versus $0.15 for the fourth quarter of 2016

•	Adjusted (non-GAAP) EPS increased 116% to $0.20 versus $0.09 for the fourth quarter of 2016

Full Year 2017 Snapshot

•	Total revenue increased by 35% to $141.2 million

•	Organic growth was 9% overall, 19% for direct-to-customer products

•	Spectrum products contributed revenue of $19.4 million for first 5 months ownership, a pro forma increase of 24% year-over-year

•	Sales of products sold direct to customers increased to 62% of revenue, from 48% in 2016

•	GAAP fully-diluted EPS more than doubled to $0.72, including the positive $0.24 impact of tax reform, versus $0.34 for the year 2016

•	Adjusted (non-GAAP) EPS increased 41% to $0.69 versus $0.49 for the year 2016

Financial Details for the Fourth Quarter and Full Year 2017

REVENUE

•	Total revenue for the fourth quarter of 2017 increased to $41.6 million compared to $25.6 million for the fourth quarter of 2016, a year-over-year gain of 63% as reported, or 61% at constant currency.

•	Total revenue for the year 2017 increased to $141.2 million compared to $104.5 million for the year 2016, an increase of 35% as reported, or 36% at constant currency.

•	Including the impact of acquisitions, our direct-to-customer revenue for the year 2017 was $87.3 million, reflecting year-on-year growth of 75% as reported and at constant currency. Our direct-to-customer revenue was derived almost entirely from our Chromatography and Filtration franchises.

•	Our OEM revenue for the year 2017 was $54.0 million, reflecting a year-on-year decrease of 1% as reported and 0% at constant currency. Our OEM revenue is derived almost entirely from our Proteins franchise which was not impacted by acquisitions.

GROSS PROFIT and GROSS MARGIN

•	Gross profit (GAAP) for the fourth quarter of 2017 was $22.5 million, a year-over-year increase of $9.0 million and representing 54% gross margin. Adjusted gross profit (non-GAAP) for the fourth quarter of 2017 was $23.8 million, a year-over-year increase of $10.1 million. Adjusted gross margin expanded by 383 basis points year-over-year to 57.1%.

•	Gross profit for the full year 2017 was $74.2 million, a year-over-year increase of $16.8 million and representing 52.5% gross margin. Adjusted gross profit for the full year 2017 was $78.6 million, a year-over-year increase of $20.6 million. Adjusted gross margin increased 25 basis points year-over-year to 55.7%.

OPERATING INCOME and OPERATING MARGIN

•	Operating income (GAAP) for the fourth quarter of 2017 was $3.3 million, a year-over-year increase of $0.4 million or 12%. Adjusted operating income (non-GAAP) for the fourth quarter of 2017 was $8.5 million, a year-over-year increase of $4.0 million or 92%. Adjusted operating margin was 20.3% for the fourth quarter 2017, an increase of 310 basis points from 17.2% for the same period in 2016.

•	Operating income (GAAP) for the full year 2017 was $14.0 million compared to $16.0 million for the full year 2016. Adjusted operating income for the year 2017 was $31.6 million, a year-over-year increase of $8.0 million or 34%. Adjusted operating margin was 22.3% for 2017, a slight decrease of 20 basis points from 22.5% in 2016.

INCOME TAX

•	We reported an income tax benefit of $10.6 million for the fourth quarter of 2017, compared to an income tax benefit of $3.5 million for the same period in 2016.

•	For the full year 2017, we reported an income tax benefit of $21.1 million, compared to a de minimis income tax provision in 2016.

•	Income tax for the fourth quarter of 2017 was impacted by a $9.6 million benefit due to tax reform legislation. For the full year 2017, income tax was also impacted by the release of $12.2 million of valuation allowances.

NET INCOME

•	Net income (GAAP) for the fourth quarter of 2017 was $12.2 million, a 142% increase from $5.0 million for fourth quarter of 2016. Adjusted net income (non-GAAP) for the fourth quarter of 2017 was $8.7 million, a 179% increase from $3.1 million for the fourth quarter of 2016.

•	Net income (GAAP) for the full year 2017 was $28.4 million, a 143% increase from $11.7 million for the year 2016. Adjusted net income for the full year 2017 was $27.2 million, a 61% increase from $16.8 million for the year 2016.

EARNINGS PER SHARE

•	Earnings per share (GAAP) for the fourth quarter of 2017 were $0.27 on a fully diluted basis, an increase of 88% compared to $0.15 for the fourth quarter of 2016. Adjusted EPS (non-GAAP) for the fourth quarter of 2017 was $0.20 per fully diluted share, a 116% increase from $0.09 for the 2016 period.

•	For the full year 2017, earnings per share (EPS) were $0.72, an increase of 111% compared to $0.34 for the year 2016. For the full year 2017, adjusted EPS was $0.69, a 41% increase from $0.49 for the year 2016.

EBITDA

•	EBITDA, a non-GAAP financial measure, for the fourth quarter of 2017 was $7.1 million, a 58% increase from $4.5 million for the fourth quarter of 2016. For the full year 2017, EBITDA was $23.8 million, an increase of 16% from $20.4 million for the year 2016.

•	Adjusted EBITDA (non-GAAP) for the fourth quarter of 2017 was $9.6 million, a 76% increase from $5.4 million for the fourth quarter of 2016. For the full year 2017, adjusted EBITDA was $35.1 million, a 35% increase from $26.0 million for the full year 2016.

CASH

•	Our cash, cash equivalents and marketable securities at December 31, 2017 were $173.8 million compared to $141.8 million at December 31, 2016.

All reconciliations of GAAP to adjusted (non-GAAP) figures above, as well as EBITDA to adjusted EBITDA, are detailed in the reconciliation tables included later in this press release.

In 2017, we modified our non-GAAP reporting to exclude certain expenses that were not excluded during 2016. Throughout 2017 and including in this release, we are providing updated GAAP to non-GAAP reconciliation tables to exclude the following in both 2017 and 2016: intangible amortization, the tax effect of intangible amortization and inventory step-up charges.

Financial Guidance for 2018

Based on our current projections, we are providing financial guidance for the year 2018. This guidance is based on expectations for our existing business and does not include the financial impact of potential new acquisitions or future fluctuations in foreign currency exchange rates.

Our guidance for 2018 includes the first full year of sales following our acquisition of Spectrum on August 1, 2017.

YEAR 2018 GUIDANCE:

•	Total revenue is projected to be $180-$186 million, reflecting growth of 27%-32% or 26%-31% at constant currency. This includes an organic growth projection of 10%-14% before any impact of foreign currency.

•	Gross margin is expected to be 55.5%-56.5% on a GAAP basis, and adjusted gross margin is expected to be 56%-57%.

•	Income from operations is expected to be $26.5-$28.5 million on a GAAP basis, and adjusted income from operations is expected to be $40-$42 million.

•	We expect an income tax rate of approximately 28% on a GAAP basis and an income tax rate of approximately 19% on a non-GAAP basis.

•	Net income is expected to be $14-$15.5 million on a GAAP basis, and adjusted net income is expected to be $30.5-$32 million.

•	Fully diluted GAAP EPS for the year 2018 is expected to be in the range of $0.31-$0.35 and adjusted EPS is expected to be in the range of $0.68-$0.72.

Our non-GAAP guidance for the year 2018 excludes the following items:

•	$10.7 million estimated intangible amortization expense; $0.6 million in cost of goods and $10.1 million in G&A.

•	$2.7 million estimated acquisition and integration expenses (G&A) associated with the Spectrum acquisition.

•	$4.2 million of non-cash interest expense (Other Income/Expense) related to our debt financing.

Our non-GAAP guidance for the year 2018 includes:

•	An income tax increase of $1.2 million, representing the tax impact of acquisition costs and intangible amortization.

All reconciliations of GAAP to adjusted (non-GAAP) guidance are detailed in the tables included later in this press release.

Conference Call

Repligen will host a conference call and webcast today, February 22, 2018, at 8:30 a.m. EST, to discuss fourth quarter and full year 2017 financial results and corporate developments. The conference call will be accessible by dialing toll-free (866) 777-2509 for domestic callers or (412) 317-5413 for international callers. No passcode is required for the live call. In addition, a webcast will be accessible via the Investor Relations section of the Company’s website. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (877) 344-7529 from the U.S., (855)-669-9658 from Canada and (412) 317-0088 for international callers. Replay listeners must provide the passcode 10117070.

Non-GAAP Measures of Financial Performance

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release: revenue growth rate at constant currency, adjusted gross profit and adjusted gross margin, adjusted income from operations and adjusted operating margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted net income, adjusted other expense, adjusted income tax benefit and adjusted earnings per diluted share (EPS). The Company provides revenue growth rates in constant currency to exclude the impact of foreign currency translation in order to facilitate a comparison of its current revenue performance to its past revenue performance. To calculate revenue growth rates in constant currency, the Company converts actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period.

The Company’s non-GAAP financial results and/or non-GAAP guidance exclude the impact of: contingent consideration related to the Company’s June 2014 asset purchase agreement with Refine Technology (Refine contingent consideration was triggered by the achievement of annual XCell™ ATF system sales milestones through the year 2016) and its April 2016 acquisition of Atoll GmbH, acquisition costs related to the Company’s acquisitions of Atoll GmbH, TangenX Technology Corporation, and Spectrum Lifesciences, LLC (formerly known as Spectrum, Inc., inventory step-up charges related to the acquisition of Spectrum, intangible amortization costs, non-cash interest expense, and in the case of EBITDA, cash interest expense related to the Company’s May 2016 convertible debt issuance. Also excluded are tax benefits associated with valuation allowances on deferred tax assets, the impact on tax of intangible amortization, tax benefits associated with variable integration expenses and tax benefits associated with tax reform. These costs are excluded because management believes that such expenses do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of our ongoing operations for the period in which such charges are recorded.

A reconciliation of GAAP to adjusted non-GAAP financial measures is included as an attachment to this press release. When analyzing the Company’s operating performance and guidance investors should not consider non-GAAP measures as substitutable for the comparable financial measures prepared in accordance with GAAP.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a global bioprocessing company that develops and commercializes highly innovative products that deliver cost and process efficiencies to biological drug manufacturers worldwide. Our portfolio includes protein products (Protein A affinity ligands, cell culture growth factors), chromatography products (OPUS® pre-packed columns, chromatography resins, ELISA kits) and filtration products (including XCell™ ATF systems, TangenX™ Sius™ flat sheet TFF cassettes, and Spectrum KrosFlo™ hollow fiber TFF cartridges and systems). The Protein A ligands and growth factor products that we produce are essential components of Protein A affinity resins and cell culture media, respectively. Protein A affinity resins are the industry standard for downstream separation and purification of monoclonal antibody-based therapeutics. Our growth factors are used in upstream processes to accelerate cell growth and productivity in a bioreactor. Our innovative line of OPUS® chromatography columns, used in downstream processes for bench-scale through clinical-scale purification needs, are delivered pre-packed to our customers with their choice of resin. Our XCell™ ATF Systems, available in stainless steel and single-use configurations, are used upstream to continuously eliminate waste from a bioreactor, to concentrate cells and increase product yield. Single-use Sius™ TFF cassettes and hardware are used for biologic drug concentration in downstream filtration processes. Spectrum KrosFlo™ TFF cartridges and systems are used in both upstream and downstream filtration processes. Repligen’s corporate headquarters are in Waltham, MA (USA), with additional administrative and manufacturing operations in Shrewsbury, MA, Rancho Dominguez, CA, Lund, Sweden and Ravensburg, Germany.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements or guidance regarding current or future financial performance and position, including cash and investment position, the potential impairment of future earnings, the expected performance of the Spectrum business or our integration of Spectrum, management’s strategy, plans and objectives for future operations or acquisitions, product development and sales, selling, general and administrative expenditures, intellectual property, development and manufacturing plans, availability of materials and product and adequacy of capital resources and financing plans constitute forward-looking statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our compliance with all Food and Drug Administration and EMEA regulations; our volatile stock price; and other risks detailed in Repligen’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Repligen Contact:

Sondra S. Newman

Senior Director Investor Relations

(781) 419-1881

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(unaudited)
	Three months ended December 31,		Year ended December 31,
(in thousands, except share and per share data)	2017	2016	2017	2016
Revenue:
Product revenue	$41,572	$25,499	$141,089	$104,441
Royalty and other revenue	39	100	147	100

Total revenue	41,611	25,599	141,236	104,541
Costs and expenses:
Cost of product revenue	19,137	12,162	67,050	47,117
Research and development	3,068	2,040	8,672	7,355
Selling, general and administrative	16,145	8,567	51,509	30,853
Contingent consideration - fair value adjustments	—	(75)	—	3,242

	38,350	22,694	127,231	88,567

Income from operations	3,261	2,905	14,005	15,974
Investment income	63	112	371	346
Interest expense	(1,637)	(1,570)	(6,441)	(3,768)
Other (expense) income	(138)	119	(687)	(860)

Income before income taxes	1,549	1,566	7,248	11,692
Income tax (benefit) provision	(10,629)	(3,463)	(21,105)	11

Net income	$12,178	$5,029	$28,353	$11,681

Earnings per share:
Basic	$0.28	$0.15	$0.74	$0.35

Diluted	$0.27	$0.15	$0.72	$0.34

Weighted average shares outstanding:
Basic	43,568,706	33,833,287	38,233,527	33,572,883

Diluted	44,385,472	34,368,769	39,150,374	34,098,898

	December 31, 2017	December 31, 2016
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$173,759	$141,780
Working capital	217,571	163,078
Total assets	743,464	288,913
Long-term obligations	126,760	99,074
Accumulated deficit	(31,508)	(59,861)
Stockholders’ equity	591,548	168,764

REPLIGEN CORPORATION

RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO NON-GAAP (ADJUSTED) INCOME FROM OPERATIONS

(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2017	2016	2017	2016
GAAP INCOME (LOSS) FROM OPERATIONS	$3,261	$2,905	$14,005	$15,974

ADJUSTMENTS TO INCOME (LOSS) FROM OPERATIONS:
Acquisition and integration costs	1,354	952	7,519	2,214
Inventory step-up charges	1,096	59	3,816	59
Intangible amortization	2,739	568	6,215	2,052
Contingent consideration - fair value adjustments	—	(75)	—	3,242

ADJUSTED INCOME FROM OPERATIONS	$8,450	$4,409	$31,555	$23,541

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP (ADJUSTED) NET INCOME

(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2017	2016	2017	2016
GAAP NET INCOME	$12,178	$5,029	$28,353	$11,681

ADJUSTMENTS TO NET INCOME:
Acquisition and integration costs	1,354	952	7,519	2,214
Inventory step-up charges	1,096	59	3,816	59
Contingent consideration - fair value adjustments	—	(75)	—	3,242
Intangible amortization	2,739	568	6,215	2,052
Non-cash interest expense	1,019	954	3,977	2,274
Tax effect of intangible amortization and acquisition costs	(101)	(102)	(882)	(415)
Release of valuation allowance on deferred tax assets	—	(4,269)	(12,236)	(4,269)
Net impact of tax reform legislation	(9,586)	—	(9,586)	—

ADJUSTED NET INCOME	$8,699	$3,116	$27,176	$16,838

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME PER SHARE TO NON-GAAP (ADJUSTED) NET INCOME PER SHARE

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
GAAP NET INCOME PER SHARE - DILUTED	$0.27	$0.15	$0.72	$0.34

ADJUSTMENTS TO NET INCOME PER SHARE - DILUTED:
Acquisition and integration costs	0.03	0.03	0.19	0.06
Inventory step-up charges	0.02	0.00	0.10	0.00
Contingent consideration - fair value adjustments	—	(0.00)	—	0.10
Intangible amortization	0.06	0.02	0.16	0.06
Non-cash interest expense	0.02	0.03	0.10	0.07
Tax effect of intangible amortization and acquisition costs	(0.00)	(0.00)	(0.02)	(0.01)
Release of valuation allowance on deferred tax assets	—	(0.12)	(0.31)	(0.13)
Net impact of tax reform legislation	(0.22)	—	(0.24)	—

ADJUSTED NET INCOME PER SHARE - DILUTED	0.20	$0.09	$0.69	$0.49

Totals may not add due to rounding.

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2017	2016	2017	2016
GAAP NET INCOME	$12,178	$5,029	$28,353	$11,681

ADJUSTMENTS:
Investment Income	(63)	(112)	(371)	(346)
Interest Expense	1,637	1,570	6,441	3,768
Tax Provision	(10,629)	(3,463)	(21,105)	11
Depreciation	1,250	910	4,237	3,269
Amortization	2,739	568	6,215	2,052

EBITDA	7,112	4,502	23,770	20,435

OTHER ADJUSTMENTS:
Acquisition and integration costs	1,354	952	7,519	2,214
Inventory step-up charges	1,096	59	3,816	59
Contingent consideration - fair value adjustments	—	(75)	—	3,242

ADJUSTED EBITDA	$9,562	$5,438	$35,105	$25,950

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME GUIDANCE TO ADJUSTED (NON-GAAP NET INCOME GUIDANCE)

	Twelve months ending December 31, 2018
(in thousands)	Low End	High End
GUIDANCE ON NET INCOME	$14,000	$15,500
ADJUSTMENTS TO GUIDANCE ON NET INCOME:
Acquisition and integration costs	2,748	2,748
Anticipated pre-tax amortization of acquisition-related intangible assets	10,744	10,744
Non-cash interest expense	4,249	4,249
Tax effect of intangible amortization and integration	(1,230)	(1,230)
Guidance rounding adjustment	(11)	(11)

GUIDANCE ON ADJUSTED NET INCOME	$30,500	$32,000

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME PER SHARE GUIDANCE TO

ADJUSTED (NON-GAAP) NET INCOME PER SHARE GUIDANCE

	Twelve months ending December 31, 2018
	Low End	High End
GUIDANCE ON NET INCOME	$0.31	$0.35
ADJUSTMENTS TO GUIDANCE ON NET INCOME:
Acquisition and integration costs	$0.06	$0.06
Anticipated pre-tax amortization of acquisition-related intangible assets	$0.24	$0.24
Non-cash interest expense	$0.10	$0.10
Tax effect of intangible amortization and integration	($0.03)	($0.03)
Guidance rounding adjustment	($0.00)	($0.00)

GUIDANCE ON ADJUSTED NET INCOME	$0.68	$0.72

Totals may not add due to rounding.

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